Exhibit 99

November 15, 2007

HELMERICH & PAYNE, INC. ANNOUNCES RECORD EARNINGS AND NEW CONTRACTS

Helmerich & Payne, Inc. reported record net income of $449,261,000 ($4.27 per diluted share) from operating revenues of $1,629,658,000 for its fiscal year ended September 30, 2007, compared with net income of $293,858,000 ($2.77 per diluted share) from operating revenues of $1,224,813,000 during last year’s fiscal year ended September 30, 2006. Included in fiscal year net income for 2007 were gains of $0.38 per share from the sale of portfolio securities and $0.35 per share net income from the sale of drilling equipment and from insurance settlements primarily relating to Rig 201 Katrina damage. Net income for fiscal year 2006 included gains of $0.12 per share from the sale of portfolio securities and $0.04 from the sale of drilling equipment.

Net income for the fourth quarter of fiscal 2007 was $116,410,000 ($1.10 per diluted share) from operating revenues of $449,449,000, compared with net income of $98,496,000 ($0.93 per diluted share) from operating revenues of $358,799,000 during last year’s fourth quarter. Included in net income were gains from the sale of portfolio securities and drilling equipment, and gains from insurance settlements of $0.13 per share for the fourth quarter of fiscal 2007, and $0.06 per share for the fourth quarter of fiscal 2006.

Helmerich & Payne, Inc. also announced today that it had signed six additional three-year term contracts with an exploration and production company to operate six new FlexRigs®* in the U.S. The name of the customer and other terms were not disclosed. This brings to 83 the total number of new FlexRig commitments with at least three-year term contracts and projected attractive returns that have been announced by the Company since March 2005. To date, 72 of these new builds have been deployed to the field, with the remaining eleven scheduled for deployment by the third quarter of fiscal 2008.

Segment operating income in the Company’s U.S. land rig operations increased to $124,191,000 for the fourth quarter of fiscal 2007, from $103,679,000 for the same period last year, and from $114,619,000 for this year’s third quarter. Average rig revenue per day rose by $265 to $23,666 and average rig margin per day rose by $439 to $12,221 for this year’s fourth quarter, compared with $23,401 and $11,782, respectively, for the previous quarter. During the fourth quarter of 2007, rig utilization averaged 95%, compared with 99% during last year’s fourth quarter, and 96% during this year’s third quarter. Total U.S. land rig activity days for this year’s fourth quarter increased by 892 over the previous quarter. During this year’s fourth fiscal quarter, a total of ten newly constructed rigs were deployed to the field. It is anticipated that seven more will be deployed during the first quarter of fiscal 2008.

The Company’s offshore operations reported segment operating income of $6,343,000 for the fourth quarter of fiscal 2007, compared with $7,853,000 for the fourth quarter 2006 and $4,553,000 for the third quarter of 2007. Rig utilization was 59% during this year’s fourth quarter, compared with 69% during last year’s fourth quarter, and 67% during this year’s third quarter. Five of the Company’s platform rigs are currently active, one is being mobilized and one is being prepared for work under a long-term contract. The remaining two of the Company's nine platform rigs are idle with ongoing negotiations for work beginning later in 2008.

(Over)

News Release

November 15, 2007

The Company’s offshore operations segment now includes financial results from platform rigs and offshore management contracts that operate internationally as well as domestically. The Company's platform rig that is being mobilized is expected to commence operations in an international location in the second fiscal quarter of 2008. Results from this operation will be reported in the offshore operations segment. Also, as a result of this new segment approach, financial information for both the offshore and international segments have been reclassified for previously reported periods to reflect the inclusion of results from the offshore platform management contract work in West Africa that was previously included in the international segment. Regular operations from that contract have ended and negligible income was generated from that project in the fourth quarter of 2007.

International land segment operating income during the fourth quarter of 2007 was $32,358,000 compared with $16,116,000 for last year’s fourth quarter, and $28,873,000 for this year’s third quarter. Rig utilization for international land operations was 81% for the quarter, compared with 95% during last year’s fourth quarter, and 90% during this year’s third quarter. This year’s fourth quarter operating income included approximately $6 million (approximately $0.04 per share after tax) of early termination income for one rig. Excluding the early termination income, international land average rig revenue and margin per day increased by 2% and 4%, respectively, compared with the previous quarter.

Company President and C.E.O., Hans Helmerich commented, “We are pleased to report the Company’s highest all-time year-end results.  An impressive 36% year-over-year increase in annual segment operating income allowed the Company to once again deliver record earnings to our shareholders.  This growth is primarily fueled by our successful new build program, which during the fiscal year delivered 48 new FlexRigs in line with fiscal 2007 construction cost estimates.   Perhaps the year’s most significant accomplishment is the on-time, on-cost execution of that aggressive program and our people’s ability to daily deliver on the entire value chain involved: design, manufacturing, commissioning, training and field performance.  Strong performance and improving conditions in our international markets also contributed to our record earnings, as that segment reported over 100% year-over-year growth in annual segment operating income.

“There continues to be global market interest for new FlexRigs, and we are proactively pursuing further contract possibilities both in the U.S. and in international markets.  We are pleased to announce today a new order for six additional FlexRig3s.  Our approach has been to enable our customers to attain lower total well costs through the industry’s safest, newest, and most innovative land fleet.”

Helmerich & Payne, Inc. is a contract drilling company with a current fleet of 159 U.S. land rigs, 27 international land rigs and nine offshore platform rigs. In addition, the Company is committed to complete another eleven new H&P-designed and operated FlexRigs, which represent the remaining portion of the 83 new build commitments announced since March 2005. Upon completion of these commitments the Company’s fleet will include a total of 132 FlexRigs.

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News Release

November 15, 2007

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors. If you are unable to participate during the live webcast, the call will be archived on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

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News Release

November 15, 2007

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
CONSOLIDATED STATEMENTS OF INCOME	2007	2007	2006	2007	2006

Operating Revenues:
Drilling – U.S. Land	$303,514	$332,397	$247,776	$1,174,956	$829,062
Drilling – Offshore	29,626	29,065	40,488	123,148	154,543
Drilling – International Land	85,357	85,130	67,888	320,283	230,829
Real Estate	2,777	2,857	2,647	11,271	10,379
	421,274	449,449	358,799	1,629,658	1,224,813

Operating costs and other:
Operating costs, excluding depreciation	229,025	234,306	194,738	862,254	661,563
Depreciation	38,125	44,814	30,199	146,042	101,583
General and administrative	11,538	11,900	12,929	47,401	51,873
Gain from involuntary conversion of long-lived assets	(5,900)	(5,591)	—	(16,661)	—
Income from asset sales	(6,186)	(2,689)	(1,061)	(41,697)	(7,492)
	266,602	282,740	236,805	997,339	807,527

Operating income	154,672	166,709	121,994	632,319	417,286

Other income (expense):
Interest and dividend income	962	994	2,215	4,234	9,834
Interest expense	(3,260)	(4,034)	(837)	(10,126)	(6,644)
Gain on sale of investment securities	25,298	13,646	7,756	65,458	19,866
Other	120	(1,782)	40	(1,532)	639
	23,120	8,824	9,174	58,034	23,695

Income before income taxes and equity in income of affiliate	177,792	175,533	131,168	690,353	440,981

Income tax provision	64,960	62,588	35,713	250,984	154,391

Equity in income of affiliate net of income taxes	2,372	3,465	3,041	9,892	7,268
NET INCOME	$115,204	$116,410	$98,496	$449,261	$293,858

Earnings per common share:
Basic	$1.11	$1.13	$0.94	$4.35	$2.81
Diluted	$1.09	$1.10	$0.93	$4.27	$2.77

Average common shares outstanding:
Basic	103,323	103,475	105,003	103,338	104,658
Diluted	105,313	105,498	106,176	105,128	106,091

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News Release

November 15, 2007

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	9/30/07	9/30/06

ASSETS
Cash and cash equivalents	$89,215	$33,853
Short-term investments	352	48,673
Other current assets	409,397	346,165
Total current assets	498,964	428,691
Investments	223,360	218,309
Net property, plant, and equipment	2,152,616	1,483,134
Other assets	10,429	4,578
TOTAL ASSETS	$2,885,369	$2,134,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$226,612	$264,548
Total noncurrent liabilities	398,241	313,272
Long-term notes debt	445,000	175,000
Total shareholders’ equity	1,815,516	1,381,892

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,885,369	$2,134,712

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News Release

November 15, 2007

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Years Ended
	September 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2007	2006

OPERATING ACTIVITIES:
Net income	$449,261	$293,858
Depreciation	146,042	101,583
Changes in assets and liabilities	96,356	(69,121)
Gain from involuntary conversion of long-lived assets	(16,661)	—
Gain on sale of assets and investment securities	(107,017)	(27,222)
Other	(6,914)	(2,708)
Net cash provided by operating activities	561,067	296,390

INVESTING ACTIVITIES:
Capital expenditures	(894,214)	(528,905)
Purchase of investments	—	(148,440)
Insurance proceeds from involuntary conversion of long-lived assets	16,257	2,970
Proceeds from sale of assets and investments	179,387	125,493
Net cash used in investing activities	(698,570)	(548,882)

FINANCING ACTIVITIES:
Dividends paid	(18,638)	(17,712)
Repurchase of common stock	(17,621)	(28,407)
Net increase (decrease) in bank overdraft	(17,430)	17,430
Proceeds from exercise of stock options	3,802	12,372
Net proceeds from short-term and long-term debt	241,279	3,721
Excess tax benefit from stock-based compensation	1,473	10,189
Net cash provided by (used in) financing activities	192,865	(2,407)

Net increase (decrease) in cash and cash equivalents	55,362	(254,899)
Cash and cash equivalents, beginning of period	33,853	288,752
Cash and cash equivalents, end of period	$89,215	$33,853

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News Release

November 15, 2007

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2007	2007	2006	2007	2006
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$303,514	$332,397	$247,776	$1,174,956	$829,062
Direct operating expenses	157,758	170,311	120,513	587,825	398,873
General and administrative expense	3,625	3,796	2,914	14,024	12,807
Depreciation	27,512	34,099	20,670	106,107	66,127
Segment operating income	$114,619	$124,191	$103,679	$467,000	$351,255

Activity days	12,371	13,263	9,577	47,338	34,414
Average rig revenue per day	$23,401	$23,666	$24,343	$23,573	$22,751
Average rig expense per day	$11,619	$11,445	$11,055	$11,170	$10,250
Average rig margin per day	$11,782	$12,221	$13,288	$12,403	$12,501
Rig utilization	96%	95%	99%	97%	99%

OFFSHORE OPERATIONS
Revenues	$29,626	$29,065	$40,488	$123,148	$154,543
Direct operating expenses	21,748	18,961	28,103	85,556	105,133
General and administrative expense	907	959	1,398	4,824	6,144
Depreciation	2,418	2,802	3,134	10,687	11,401
Segment operating income	$4,553	$6,343	$7,853	$22,081	$31,865

Activity days	546	485	672	2,141	2,743
Average rig revenue per day	$30,263	$39,160	$38,695	$34,469	$38,728
Average rig expense per day	$21,734	$20,347	$24,198	$21,564	$24,041
Average rig margin per day	$8,529	$18,813	$14,497	$12,905	$14,687
Rig utilization	67%	59%	69%	65%	69%

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News Release

November 15, 2007

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2007	2007	2006	2007	2006
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$85,357	$85,130	$67,888	$320,283	$230,829
Direct operating expenses	49,166	45,556	45,593	188,086	155,766
General and administrative expense	670	972	930	3,236	3,274
Depreciation	6,648	6,244	5,249	23,782	19,471
Segment operating income	$28,873	$32,358	$16,116	$105,179	$52,318

Activity days	2,235	2,023	2,324	8,886	8,812
Average rig revenue per day	$34,200	$37,847	$25,242	$31,465	$23,404
Average rig expense per day	$18,246	$18,250	$15,465	$16,708	$14,806
Average rig margin per day	$15,954	$19,597	$9,777	$14,757	$8,598
Rig utilization	90%	81%	95%	90%	90%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

A management contract for a customer-owned platform rig working in an international location has been moved from the International segment to the Offshore segment. The amounts for Offshore and International segments for fiscal 2006 and the three months ended June 30, 2007 and September 30, 2006 have been restated to reflect this change. In conjunction with this, the International segment has been renamed to International Land.

Reimbursed amounts were as follows:

U.S. Land Operations	$14,016	$18,514	$14,645	$59,035	$46,098
Offshore Operations	$3,639	$3,145	$5,349	$14,328	$18,924
International Land Operations	$8,570	$8,563	$9,172	$40,113	$23,992

REAL ESTATE
Revenues	$2,777	$2,857	$2,647	$11,271	$10,379
Direct operating expenses	890	910	877	3,808	3,524
Depreciation	602	653	630	2,456	2,444
Segment operating income	$1,285	$1,294	$1,140	$5,007	$4,411

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News Release

November 15, 2007

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance by presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended			Fiscal Year Ended
	June 30	September 30		September 30
SEGMENT REPORTING	2007	2007	2006	2007	2006

Operating Income
U.S. Land	$114,619	$124,191	$103,679	$467,000	$351,255
Offshore	4,553	6,343	7,853	22,081	31,865
International Land	28,873	32,358	16,116	105,179	52,318
Real Estate	1,285	1,294	1,140	5,007	4,411
Segment operating income	$149,330	$164,186	$128,788	$599,267	$439,849
Corporate general and administrative	(6,336)	(6,173)	(7,687)	(25,317)	(29,648)
Other depreciation	(945)	(1,016)	(516)	(3,010)	(2,140)
Inter-segment elimination	537	1,432	348	3,021	1,733
Gain from involuntary conversion of long-lived assets	5,900	5,591	—	16,661	—
Income from asset sales	6,186	2,689	1,061	41,697	7,492
Operating income	$154,672	$166,709	$121,994	$632,319	$417,286

Other income (expense):
Interest and dividend income	962	994	2,215	4,234	9,834
Interest expense	(3,260)	(4,034)	(837)	(10,126)	(6,644)
Gain on sale of investment securities	25,298	13,646	7,756	65,458	19,866
Other	120	(1,782)	40	(1,532)	639
Total other income	23,120	8,824	9,174	58,034	23,695

Income before income taxes and equity in income of affiliate	$177,792	$175,533	$131,168	$690,353	$440,981

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